Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
October 29, 2009	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2009 Third Quarter Financial Results

Indianapolis, IN… On October 29, 2009, the Federal Home Loan Bank of Indianapolis (FHLBI) released unaudited financial results for the quarter ended September 30, 2009.

Net Income was $21.5 million for the third quarter of 2009, compared to $48.4 million for the third quarter of 2008. This decrease was primarily due to other-than-temporary impairment (OTTI) charges on our private-label mortgage-backed securities (MBS) portfolio. After reviewing our MBS portfolio, we determined that 12 MBS were other-than-temporarily impaired. Accordingly, we recognized a $24.3 million charge in Other Income (Loss) due to credit-related factors. Additionally, we recognized in Other Comprehensive Income a $48.6 million charge due to non-credit related factors, which does not affect Net Income. This resulted in a total write-down of $72.9 million to our private-label MBS portfolio.

Net Income was $96.4 million for the first nine months of 2009, compared to $139.2 million for the first nine months of 2008. This decrease was mainly attributable to OTTI charges on our private-label MBS portfolio of $44.9 million that were recognized in Other Income (Loss). Additionally, we recognized non-credit charges of $210.9 million in Other Comprehensive Income, which does not affect Net Income. This resulted in a total write-down of $255.8 million to our private-label MBS portfolio.

Total Assets were $48.6 billion at September 30, 2009, a decrease of $8.3 billion or 14.6%, compared to $56.9 billion at December 31, 2008. Advances outstanding decreased by $6.8 billion or 21.8% during the first nine months of 2009, for a balance of $24.4 billion at September 30, 2009. Loans held for portfolio through our Mortgage Purchase Program decreased by $1.3 billion or 14.5% during the first nine months of 2009, for a balance of $7.5 billion at September 30, 2009.

Total capital was $2.0 billion at September 30, 2009, compared to $2.1 billion at December 31, 2008. The decrease was primarily due to the increase in Accumulated Other Comprehensive Loss resulting from the non-credit OTTI charges, partially offset by an increase in Retained Earnings. Retained Earnings were $334.4 million at September 30, 2009, compared to $282.7 million at December 31, 2008.

On October 15, 2009, FHLBI’s Board of Directors (Board) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.00% and 1.60%, respectively. These dividends, which totaled $9.4 million, were paid in cash on October 21, 2009. This represents a 125 basis point reduction in the dividend rate on Class B-1 stock compared to the previous quarter, primarily due to the OTTI charges and the Board’s desire to retain earnings for capital management purposes.

We anticipate filing our quarterly report on Form 10-Q for the third quarter of 2009 in mid-November. Please refer to our Form 10-Q for more detailed information about our financial results.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.

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